EXHIBIT 5
OPINION OF SQUIRE, SANDERS & DEMPSEY LLP
October 18, 2006
Applied Industrial Technologies, Inc.
One Applied Plaza,
Cleveland, Ohio 44115
Ladies and Gentlemen:
      We have acted as counsel for Applied Industrial Technologies, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,500,000 shares of common stock of the Company, no par value (the “Shares”), issuable pursuant to the terms of the Company’s Retirement Savings Plan (the “Plan”).
      We have reviewed the Registration Statement and the Plan and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.
      Based upon the foregoing, we are of the opinion that, when issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.
      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.

Squire, Sanders & Dempsey L.L.P.